Exhibit 10.1
AMENDMENT NO. 3
TO THE
CELGENE CORPORATION
1998 STOCK INCENTIVE PLAN
(AMENDED AND RESTATED AS OF APRIL 23, 2003
AND AS FURTHER AMENDED)
WHEREAS, the Celgene Corporation (the “Company”) maintains the Celgene Corporation 1998 Stock Incentive Plan, as amended and restated as of April 23, 2003 and as further amended (the “Plan”);
WHEREAS, pursuant to Article 12 of the Plan, the Board of Directors of the Company (the “Board”) may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan; and
WHEREAS, the Board desires to amend the Plan, effective as of August 22, 2007, to provide for continued vesting of stock options and stock appreciation rights during the three year period following a participant’s “retirement” (as defined in the Plan), provided that the participant provides the committee under the Plan or its designee with not less than six months written notice of the participant’s intent to retire.
NOW, THEREFORE, the Board takes the following actions with regard to the Plan:
1. Effective as of August 22, 2007, Section 10.2(b) of the Plan is hereby amended in its entirety to read as follows:
"(b) TERMINATION BY REASON OF RETIREMENT OR DISABILITY. If a Participant’s Termination of Employment is by reason of Retirement or Disability, any Stock Option or Stock Appreciation Right held by such Participant, unless otherwise determined by the Committee at grant or, if no rights of the Participant are reduced, thereafter, may be exercised, to the extent exercisable at the Participant’s termination (or solely with respect to Stock Options or Stock Appreciation Rights granted on or after September 1, 2007, to the extent exercisable at the Participant’s termination or thereafter if the Participant provides the Committee or its designee with not less than six months written notice of the Participant’s intent to terminate the Participant’s service with the Company and its Affiliates by reason of Retirement, such Stock Options or Stock Appreciation Rights continue to become exercisable following the Participant’s Termination of Employment by reason of Retirement as if the Participant had remained an employee of the Company), by the Participant (or the Participant’s legal representative to the extent permitted under Section 14.11 or the legal representative of the Participant’s estate if the Participant dies after termination) at any time within a period (the “Retirement or Disability Period”) which is the shorter of (i) up to ten (10) years after the date of grant of such Stock Option or Stock Appreciation Right, such period to be set on a case by case basis by the Committee, or (ii) three (3) years from the date of such termination; provided, however, that, if the Participant dies within such Retirement or Disability Period, any unexercised Stock Option or Stock Appreciation Right held by such Participant shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one (1) year (or such other period as the Committee may specify at grant or, if no rights of the Participant’s estate are reduced, thereafter) from the date of such death, but in no event beyond the expiration of the stated term of such Stock Option or Stock Appreciation Right.”
2. Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.